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                                                                     EXHIBIT 8.1



June 28, 2000


The Board of Directors                               The Board Of Directors
Kinnard Investments, Inc.                            Stockwalk.com Group, Inc.
Kinnard Financial Center                             5500 Wayzata Boulevard
920 Second Avenue South                              Suite 620
Minneapolis, MN  55402                               Minneapolis, MN  55416

Dear Boards of Directors:

You have requested the opinion of KPMG LLP ("KPMG") regarding the discussion of the material U.S. federal income tax consequences under the "Summary" caption "Material Federal Income Tax Consequences" and "The Merger" caption "Certain Material Federal Income Tax Consequences" included in the Proxy Statement/ Prospectus to be filed in the Registration Statement on Form S-4 by Stockwalk.com Group, Inc. with the Securities and Exchange Commission under the Securities Act of 1933. The Proxy Statement/Prospectus relates to the proposed merger of Kinnard Investments, Inc. with and into SW Acquisition, Inc., a wholly owned first-tier subsidiary of Stockwalk.com Group, Inc. This opinion is delivered in accordance with Item 601(b)(8) of Regulation S-K under the Securities Act.

We have reviewed the Proxy Statement/Prospectus and such other materials as we have deemed necessary or appropriate as a basis for our opinion described therein, and have considered the applicable provisions of the Internal Revenue Code of 1986, as amended, Treasury regulations, pertinent judicial authorities, rulings of the Internal Revenue Service, and such other authorities as we have considered relevant to such opinion.

Based on the foregoing, it is the opinion of KPMG that the statements made under the "Summary" caption "Material Federal Income Tax Consequences" and "The Merger" caption "Certain Material Federal Income Tax Consequences" included in the Proxy Statement/Prospectus, to the extent that they constitute matters of law or legal conclusions, are correct in all material respects.

We hereby consent to the use of our name under the "Summary" caption "Material Federal Income Tax Consequences" and "The Merger" caption "Certain Material Federal Income Tax Consequences" in the Proxy Statement/Prospectus and to the filing of this opinion as an Exhibit to the Registration Statement.


                                                       /S/ KPMG LLP